FOR IMMEDIATE RELEASE September 9, 2009	FOR MORE INFORMATION Evan Zeppos 414-276-6237 / 414-491-6610

CIB MARINE BANCSHARES, INC. EXTENDS DEADLINE FOR HOLDERS OF ITS TRUST PREFERRED SECURITIES TO VOTE
ON REORGANIZATION PLAN

PEWAUKEE, WI – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) today announced that, due to a clerical error on the part of a third party fiduciary, certain holders of its trust preferred securities were informed that the deadline for voting on the holding company’s pre-packaged plan of reorganization is September 15, 2009, rather than the September 9, 2009 deadline established by the holding company. Accordingly, in order to avoid confusion and in the interest of fairness, the holding company has formally extended the deadline for voting on the plan until September 15, 2009.

“We continue to believe our current restructuring plan is the best solution for those involved and we remain cautiously optimistic that voters will agree and we can move forward,” said John Hickey, Jr., chairman and CEO of the holding company.

CIB Marine Bancshares is the holding company for CIBM Bank that operates as Central Illinois Bank in mid-state Illinois and as Marine Bank in the Milwaukee area, Indianapolis and Scottsdale. The bank and its branches are not affected by the holding company’s reorganization effort.

In July 2009, the holding company proposed to exchange all trust preferred securities for non-cumulative perpetual preferred stock and to then file a pre-packaged plan of reorganization. With the extended deadline, outreach and voting on that proposal continues until September 15, 2009.

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This statement contains forward-looking information.  Actual results could differ materially from those indicated by such information.  Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.